                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT



                                     BETWEEN



                           CASA BONITA HOLDINGS, INC.


                                       AND


                              CKE RESTAURANTS, INC.




                                 AUGUST 27, 1996


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                                TABLE OF CONTENTS


Section 1.        Definitions.................................................1

Section 2.        Purchase and Sale of Company Shares and
                  Purchase Price Adjustment...................................4
(a)      Basic Transaction....................................................4
(b)      Purchase Price.......................................................4
(c)      Purchase Price Adjustment............................................5
(d)      The Closing..........................................................6
(e)      Deliveries at the Closing............................................6
(f)      Treatment of Intercompany Debt.......................................7

Section 3.        Representations and Warranties Concerning
                  the Transaction.............................................7
(a)      Representations and Warranties of Seller.............................7
(b)      Representations and Warranties of Buyer..............................8

Section 4.        Representations and Warranties Concerning the
                  Company and its Subsidiaries................................8
(a)      Organization, Qualification, and Corporate Power.....................9
(b)      Capitalization.......................................................9
(c)      Noncontravention.....................................................9
(d)      Brokers' Fees.......................................................10
(e)      Title to Tangible Assets............................................10
(f)      Subsidiaries. ......................................................10
(g)      Financial Statements................................................10
(h)      Events Subsequent to April 1, 1996..................................11
(i)      Legal Compliance....................................................12
(j)      Tax Matters.........................................................12
(k)      Real Property.......................................................13
(l)      Intellectual Property...............................................14
(m)       Contracts..........................................................15
(n)      Litigation..........................................................15
(o)      Employee Benefits...................................................16
(p)      Bonds...............................................................16
(q)      Environmental Matters...............................................16
(r)      Certain Business Relationships With the Company
         and its Subsidiaries................................................17
(s)      Insurance...........................................................17
(t)      Certain Labor Matters...............................................17
(u)      No Representation or Warranty Concerning ADA........................17



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Section 5.        Pre-Closing Covenants......................................17
(a)      General.............................................................17
(b)      Notices and Consents................................................18
(c)      Operation of Business...............................................18
(d)      Exclusivity.........................................................18
(e)      Letters of Credit and Comfort Letters...............................18
(f)      Assets of Management Corp...........................................19
(g)      Training Center.....................................................19
(h)      Phase I Audits......................................................19
(i)      Notice of Developments..............................................20

Section 6.        Additional Covenants and Agreements........................20
(a)      General.............................................................20
(b)      Litigation Support..................................................20
(c)      Transition..........................................................21
(d)      Food Purchase and Other Contracts...................................21
(e)      Employees and Employee Benefit Plans................................21
(f)      Income Tax Returns for Periods Through the Closing Date.............23
(g)      Income Tax Audits...................................................23

Section 7.        Conditions to Obligation to Close..........................23
(a)      Conditions to Obligation of Buyer...................................23
(b)      Conditions to Obligation of Seller..................................24

Section 8.        Remedies for Breaches of This Agreement....................25
(a)      Survival of Representations and Warranties..........................25
(b)      Indemnification Provisions for Benefit of Buyer.....................25
(c)      Indemnification Provisions for Benefit of Seller....................26
(d)      Matters Involving Third Parties.....................................26
(e)      Determination of Adverse Consequences...............................27

Section 9.        Termination................................................27
(a)      Termination of Agreement............................................27
(b)      Effect of Termination...............................................28

Section 10.         Miscellaneous............................................28
(a)      Certain Understandings of Buyer.....................................28
(b)      Press Releases and Public Announcements.............................29
(c)      No Third Party Beneficiaries........................................29
(d)      Entire Agreement....................................................29
(e)      Succession and Assignment...........................................29
(f)      Counterparts........................................................29
(g)      Headings............................................................30
(h)      Notices.............................................................30

                                      (ii)

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     (i)      Governing Law..................................................31
     (j)      Amendments and Waivers.........................................31
     (k)      Severability...................................................31
     (l)      Expenses.......................................................31
     (m)      Construction...................................................31
     (n)      Incorporation of Exhibits and Schedules........................31
     (o)      Specific Performance. .........................................31
     (p)      Submission to Jurisdiction.....................................32


EXHIBITS

Exhibit A-1       - List of Letters of Credit
Exhibit A-2       - List of Comfort Letters
Exhibit B         - List of Phase I Environmental Audit Locations
Exhibit C         - Purchase Price Adjustment
Exhibit D         - Form of Transition Services Agreement
Exhibit E         - Form of Guarantee Agreement

Disclosure Schedule -      Exceptions to Representations
                                    and Warranties

                                      (iii)

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                            STOCK PURCHASE AGREEMENT


                  AGREEMENT entered into as of August 27, 1996, by and between CKE Restaurants, Inc., a Delaware corporation ("Buyer"), and Casa Bonita Holdings, Inc., a Delaware corporation ("Seller"). Buyer and Seller are referred to herein as the "Parties." Other capitalized terms used herein are defined in
Section 1.

                  WHEREAS, Seller owns all of the outstanding capital stock of Casa Bonita Incorporated, a Texas corporation (the "Company");

                  WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding capital stock of the Company; and

                  WHEREAS, Buyer will pay to Seller an aggregate of $42 million for the outstanding capital stock of the Company under this Agreement, subject to adjustment as set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                  Section 1.    Definitions.

                  "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

                  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person within the meaning of the Securities Exchange Act.

                  "Affiliated Group" means an affiliated group within the meaning of Code Section 1504(a).

                  "Applicable Rate" means the corporate base rate of interest announced from time to time by Chemical Bank.

                  "Buyer" has the meaning set forth in the preface above.


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                  "Casa Bonita Restaurants" means Casa Bonita Restaurants, Inc., a Delaware corporation.

                  "Closing" has the meaning set forth in Section 2(d) below.

                  "Closing Date" has the meaning set forth in Section 2(d) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning set forth in the preface above.

                  "Company Shares" means the shares of common stock, par value $.01 per share, of the Company.

                  "Confidentiality Agreement" has the meaning set forth in
Section 10(d) below.

                  "Disclosure Schedule" has the meaning set forth in Section 4 below.

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Financial Statements" has the meaning set forth in Section 4(g) below.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Party" has the meaning set forth in Section 8(d) below.

                  "Indemnifying Party" has the meaning set forth in Section 8(d) below.

                  "Intellectual Property" has the meaning set forth in Section 4(l) below.



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                  "Knowledge" means actual knowledge without independent
investigation.

                  "Management Corp." means Casa Bonita Management Corp., a South Dakota corporation.

                  "Material Adverse Effect" means any effect on the Company or any of its Subsidiaries that is, or could reasonably be expected to be, either individually or in the aggregate, materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

                  "Party" has the meaning set forth in the preface above.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or, if commenced, which are being contested in good faith): (a) Security Interests imposed by operation of law, such as materialmen's, mechanic's, and similar liens, (b) Security Interests for Taxes not yet due and payable, (c) easements, rights of way and other encumbrances on title to real property that do not materially affect the title to such real property or materially adversely affect the use of such property for its intended purposes, or (d) other Security Interests which are immaterial.

                  "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Phase I Audits" has the meaning set forth in Section 5(h).

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

                  "Seller" has the meaning set forth in the preface above.


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                  "Subsidiary" means, with respect to any Person, any
corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

                  "Tax" means any federal, state, local, or foreign income, employment, excise, franchise, sales, use, property, or transfer tax, including any interest, penalty, or addition thereto.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" has the meaning set forth in Section 8(d) below.

                  "UK GAAP" means United Kingdom generally accepted accounting principles as in effect from time to time.

                  "Unigate PLC" means Unigate PLC, a company organized under the laws of England and Wales and the indirect parent of Seller.

                  "US GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  Section 2. Purchase and Sale of Company Shares and Purchase Price Adjustment.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of all Security Interests, all of the outstanding Company Shares for the consideration specified in Section 2(b).

         (b) Purchase Price. At the Closing, Buyer shall pay to Seller $42 million by wire transfer of immediately available funds as the purchase price for the Company Shares.


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     (c) Purchase Price Adjustment.

                         (i) As soon as practicable, but in no event later than 30 days following the Closing Date, Seller, shall prepare a balance sheet as of the Closing Date for the Company and its Subsidiaries (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Latest Balance Sheet and in accordance with UK GAAP; provided, however, that in any instance where such methods, principles, practices or policies are not in accordance with UK GAAP, UK GAAP shall control. Seller shall also prepare and deliver its calculation of the purchase price adjustment in accordance with Exhibit C attached hereto (the "PPA") based on the Closing Date Balance Sheet.

                        (ii) During the preparation of the Closing Date Balance Sheet, the calculation of the PPA and the period of any review or dispute within the contemplation of this section, Buyer shall, and shall cause the Company to, (1) provide Seller and Seller's authorized representatives with full access to the books, records, facilities and employees of the Company and its Subsidiaries, and (2) cooperate fully with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful.

                       (iii) Seller shall deliver copies of the Closing Date Balance Sheet and its calculation of the PPA to Buyer promptly after they have been prepared. After receipt of the Closing Date Balance Sheet, Buyer shall have 14 days to review the Closing Date Balance Sheet, together with the workpapers used in the preparation thereof. Buyer and its authorized representatives shall have full access to (1) all relevant books, records and employees of Seller and (2) Seller's accountants and their relevant supporting workpapers. Unless Buyer delivers written notice to Seller on or prior to the 14th day after Buyer's receipt of the Closing Date Balance Sheet stating that Buyer has objections to the Closing Date Balance Sheet or the calculation of the PPA, Buyer shall be deemed to have accepted and agreed to the Closing Date Balance Sheet and the PPA. If Buyer notifies Seller of its objections to the Closing Date Balance Sheet or the calculation of the PPA, Buyer and Seller shall, within 10 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

                        (iv) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to a nationally recognized firm of independent accountants independent of Seller, Buyer and their respective Affiliates (such firm being referred to as the "Neutral Auditors"), within 10

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
     days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by Seller and Buyer in proportion to the allocation of the dollar amount of the Unresolved Changes between Buyer and Seller made by the Neutral Auditors such that the prevailing party pays a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based on the provisions of this Section, only the Unresolved Changes. The Neutral Auditors' determination of the Unresolved Changes shall be made within 30 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive.

                         (v) In the event that Buyer and Seller agree to the PPA, any amounts due shall be paid within seven business days thereafter. In the event that there are Unresolved Changes at the end of the Resolution Period, then (1) if Buyer and Seller agree that a purchase price adjustment is owed to one Party regardless of the ultimate resolution of any Unresolved Changes, then the minimum amount which Buyer and Seller agree is owed to such Party shall be paid within seven business days after the end of the Resolution Period and any additional amounts owing to such Party with respect to the Unresolved Changes shall be paid within seven business days after resolution thereof by the Neutral Auditors or (2) in all other cases, any and all payments shall be made within seven business days after resolution of the Unresolved Changes by the Neutral Auditors.

                        (vi) Any payments made pursuant to the PPA shall be accompanied by interest at the Applicable Rate from the Closing Date up to and including the date of payment.

     (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, commencing at 9:00 a.m. local time on October 1, 1996 (or, if later, the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself)) (the "Closing Date").

     (e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various instruments and documents referred to in Section 7(a) below,
(ii) Buyer will deliver to Seller the various instruments and documents referred to in Section 7(b) below, (iii) Seller will deliver to Buyer stock certificates representing all of the outstanding Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) Buyer will deliver to Seller the consideration specified in Section 2(b) above for the outstanding Company Shares, (v) the Parties will execute and deliver the Transition Services Agreement, attached hereto as Exhibit D and (vi) Seller's Affiliate,

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
Unigate Holdings, N.V., and Buyer will execute and deliver the Guarantee Agreement, attached hereto as Exhibit E.

     (f) Treatment of Intercompany Debt. Immediately prior to the Closing, all outstanding intercompany balances and promissory notes between the Company and its Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be combined and netted. Any net amount owing by the Company and its Subsidiaries shall be contributed to the capital of the Company. Any net amount owing to the Company and its Subsidiaries shall be forgiven. Seller shall deliver written evidence of the consummation of such transactions at the Closing.

                  Section 3. Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are true and correct as of the date of this Agreement.

                         (i) Organization. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware.

                         (ii) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller, has been authorized by all necessary corporate action on behalf of Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except (i) pursuant to state or local laws governing liquor licenses and health code permits, (ii) under the HSR Act and (iii) authorizations, consents or approvals which are immaterial.

                         (iii) Brokers' Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer, the Company or its Subsidiaries could become liable or obligated. Seller shall be solely responsible for the fees, expenses and commissions of Schroder Wertheim & Co. Incorporated and shall indemnify, defend and hold the Buyer, the Company and its Subsidiaries harmless from and against the payment of any such fees, expenses and commissions payable to Schroder Wertheim & Co. Incorporated in connection with the transactions contemplated hereby.


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
                        (iv) Company Shares. Seller has good and valid title to, and holds of record and owns beneficially, all of the issued and outstanding Company Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any capital stock of the Company. Seller is not party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         (b) Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement.

                         (i) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                         (ii) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as required pursuant to the HSR Act.

                         (iii) Sufficient Funds. Buyer has cash available, and/or has obtained commitments from financial institutions, in amounts sufficient to pay at the Closing the purchase price for the Company Shares as provided in Section 2(b) above.

                         (iv) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

                         (v) Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  Section 4. Representations and Warranties Concerning the Company and its Subsidiaries. Subject to the limitations set forth in Section 8, Seller represents and warrants to Buyer that the statements contained in this
Section 4 are true and correct as of the date of this Agreement except as set forth in or apparent from information contained in the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule").

         (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation or partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full power and authority under its corporate or partnership documents to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share, of which 434,480 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any securities or other instruments convertible into or exchangeable for shares of capital stock or any other equity interest of or in the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will (i) to the Knowledge of Seller, violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller, the Company or its Subsidiaries is subject, (ii) violate any provision of the charter or bylaws of any of Seller, the Company or its Subsidiaries or (iii) result in a breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of Seller, the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of Seller, the Company or its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except (i) pursuant to state or local laws governing liquor licenses or health code permits, (ii) under the HSR Act, and (iii) authorizations, consents or approvals which are immaterial.

         (d) Brokers' Fees. None of the Company or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Tangible Assets. The Company and its Subsidiaries have good and marketable title to and own, or have a valid leasehold interest in or other valid right to use, the material tangible assets they use regularly in the conduct of their businesses, free and clear of all Security Interests other than Permitted Liens.

         (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) if such Subsidiary is a corporation (A) its name and jurisdiction of incorporation, (B) the number of shares of authorized capital stock of each class of its capital stock, (C) the number of issued and outstanding shares of each class of its capital stock, (D) the names of the holders of shares of each class of its capital stock, and (E) the number of shares held by each such holder; and (ii) if such Subsidiary is a partnership
(A) its name and jurisdiction of organization, (B) the names of the holders of its general and limited partner interests and (C) the percentage general or limited partner interest held by each such holder. All of the issued and outstanding shares of capital stock of each corporate Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding general and limited partner interests of each partnership Subsidiary of the Company have been duly authorized and are validly issued and fully paid. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each corporate Subsidiary of the Company and one of the Company and its Subsidiaries owns each outstanding partner interest of each partnership Subsidiary of the Company, in each case free and clear of all Security Interests.

         (g) Financial Statements. The following financial statements are included in the Disclosure Schedule (collectively the "Financial Statements"):

                         (i) the consolidated balance sheet of the Company and its Subsidiaries as of April 1, 1996, which has been prepared in accordance with US GAAP (but has not been audited or reviewed);

                        (ii) the interim consolidated balance sheet of the Company and its Subsidiaries as of June 24, 1996 (the "Latest Balance Sheet"), which has been prepared in accordance with UK GAAP (but has not been audited or reviewed); and

                       (iii) selected consolidated earnings information for the Company and its Subsidiaries for the fiscal year ended April 1, 1996 and the three periods ended June 24, 1996, which has been prepared in accordance with UK GAAP (but has not been audited or reviewed).

The Financial Statements in clauses (i) and (ii) above have been prepared in accordance with US GAAP or UK GAAP, as the case may be, and present fairly the financial condition of the Company and its Subsidiaries for such periods; provided, however, that such Financial Statements do not include footnotes. The Financial Statements in clause (iii) above have been derived from the books and records of Casa Bonita Restaurants and its Subsidiaries and have been prepared in accordance with UK GAAP applied on a consistent

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
basis throughout the periods covered thereby; provided, however, that such Financial Statements do not include footnotes. Except for (i) liabilities which are not required to be disclosed in the Latest Balance Sheet under UK GAAP and
(ii) liabilities incurred in the Ordinary Course of Business by the Company or its Subsidiaries since June 24, 1996, none of the Company or its Subsidiaries has any liability not disclosed, reserved for or otherwise reflected in the Latest Balance Sheet that has had, or would reasonably be expected to have, a Material Adverse Effect (after giving effect to any unrecorded assets).

         (h)  Events Subsequent to April 1, 1996.

                         (i) Since April 1, 1996, there has not been any material adverse change in the business or financial condition of the Company and its Subsidiaries taken as a whole.

                        (ii) Since April 1, 1996, none of the Company or its Subsidiaries has engaged in any material practice, taken any material action or entered into any material transaction outside the Ordinary Course of Business (other than the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, since that date:

                                  (A) there has been no change made or
                  authorized in the charter or bylaws of the Company or any of its Subsidiaries;

                                  (B) none of the Company or its Subsidiaries
                  has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

                                  (C) none of the Company or its Subsidiaries
                  has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or redeemed, purchased or otherwise acquired any of its capital stock;

                                  (D) the Company and its Subsidiaries have not
                  created, incurred, assumed or guaranteed more than $100,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                                  (E) none of the Company or its Subsidiaries
                  has sold, leased, transferred or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                                  (F) none of the Company or its Subsidiaries
                  has experienced any material damage, destruction or loss (whether or not covered by insurance) to any material item of property;

                                  (G) none of the Company or its Subsidiaries
                  has materially changed any accounting methods, principles or practices, except as required by law or by changes in US GAAP or UK GAAP, as the case may be;

                                  (H) none of the Company or its Subsidiaries
                  has, other than in the Ordinary Course of Business, entered into any material contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, or any commitment therefor, and no material agreement, contract or commitment to which the Company or any of its Subsidiaries was a party at April 1, 1996 has been amended or modified in any material way, or terminated, in each case, other than in the Ordinary Course of Business;

                                  (I) none of the Company or its Subsidiaries
                  has granted any increase in the compensation or employee benefits payable to or to become payable to any officer, director or employee of the Company or its Subsidiaries, other than increases required by law or in the Ordinary Course of Business; and

                                  (J) none of the Company or its Subsidiaries
                  has committed to any of the foregoing.

         (i) Legal Compliance. Each of the Company and its Subsidiaries has complied with all applicable laws of federal, state and local governments, except where the failure to comply would not have a Material Adverse Effect. The Company and its Subsidiaries hold all material permits, certificates, licenses, approvals and other authorizations (or, where legally permissible, has waivers thereof or is entitled to exemptions therefrom) of governmental authorities necessary for the operation of their businesses as presently conducted.

         (j)  Tax Matters.

                         (i) Each of the Company and its Subsidiaries has filed or been included in all Tax Returns (other than federal income Tax Returns) that it was required to file or to be included in, all Tax Returns (other than federal income Tax Returns) are true and correct and all Taxes (other than federal income Taxes) owed by the Company and its Subsidiaries (whether or not shown on any such Tax Returns) have been paid, subject to such exceptions as would not have a Material Adverse Effect. Seller has made available and upon request Seller shall provide to Buyer correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries for taxable periods ended on or after the fiscal year ended 1991.

                        (ii) Section 4(j) of the Disclosure Schedule lists all income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after the fiscal year ended 1991, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit.

                       (iii) None of the Company or its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

                         (iv) None of the Company or its Subsidiaries is a party to any Tax allocation or sharing agreement.

                         (v) The Affiliated Group, of which the Company and its Subsidiaries are members, has filed all federal income Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group, all such federal income Tax Returns are true and correct and all federal income Taxes owed by any Affiliated Group (whether or not shown on any such Tax Return) have been paid for each taxable period during which any of the Company and its Subsidiaries was a member. None of the Company and its Subsidiaries has any liability for the federal income Taxes for any Person other than the Company and its Subsidiaries under Treasury Reg.
         Section 1.1502-6 (or any similar provision of state, local or foreign law).

         (k)  Real Property.

                         (i) Section 4(k)(i) of the Disclosure Schedule lists all real property that any of the Company and its Subsidiaries owns. With respect to each such parcel of owned real property, except for matters which would not have a Material Adverse Effect:

                                  (A) the owner has good and marketable title to
                  the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                                  (B) there are no leases, subleases, licenses,
                  concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                                  (C) there are no outstanding options or rights
                  of first refusal to purchase the parcel of real property.

                   (ii) Section 4(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to any of the Company and its Subsidiaries. Seller has made available to Buyer copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule. Each lease and sublease listed in Section 4(k)(ii) of the Disclosure Schedule (a "Lease") is valid, binding, enforceable, and in full force and effect, except where the invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a Material Adverse Effect. Subject to such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect, the Company is not in default under any such Lease and there exists no event of default or event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default under any such Lease.

        (l) Intellectual Property.

                      (i) Section 4(l) of the Disclosure Schedule identifies the following owned or used by any of the Company or its Subsidiaries: (A) patents and pending patent applications; (B) trademark, service mark and trade name registrations and applications therefor; (C) copyright registrations and applications therefor; and (D) licenses and similar agreements for the use of any intellectual property (including, without limitation, patents, unpatented inventions and technology, trademarks, service marks and trade names, copyrights and copyrightable works, know-how and trade secrets, hereinafter collectively referred to as "Intellectual Property") to which any of the Company or its Subsidiaries is a party, either as licensee or licensor (other than licenses for the use of commercially available computer software and related documentation).

                     (ii) The Company and its Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property necessary for the operation of their respective businesses and, to the Knowledge of Seller, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made in the last three years or is currently outstanding.

        (m) Contracts. Section 4(m) of the Disclosure Schedule lists the following written contracts to which any of the Company and its Subsidiaries is a party on the date hereof:

                      (i) any agreement the performance of which is expected to involve consideration in excess of $100,000;

                     (ii) any agreement which relates to the granting of a license to a third party by the Company or any of its Subsidiaries;

                    (iii) any agreement which restricts or contains limitations on the ability of any of the Company or its Subsidiaries to freely conduct business anywhere in the world;

                     (iv) any collective bargaining agreement;

                      (v) any agreement with the Seller or its Affiliates (other than the Company and its Subsidiaries);

                     (vi) any written (or, to the Knowledge of the Seller, oral) agreement (other than "at-will" employment agreements) for the employment of any individual on a full-time, part-time, consulting or other basis; and

                    (vii) any agreement which relates to the borrowing of money or the guarantee thereof.

Seller has made available to Buyer a correct and complete copy of each contract or other agreement listed in Section 4(m) of the Disclosure Schedule (the "Contracts"), together with any and all amendments or modifications thereto. Subject to such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect, each of the Contracts is valid, binding, enforceable, and in full force and effect, the Company is not in breach of or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract.

        (n) Litigation. Section 4(n) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

        (o) Employee Benefits. Section 4(o) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of them contributes.

                      (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

                     (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been reserved for in the accounts of the applicable Company or Subsidiary or paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                    (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has (A) received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401(a), or (B) an application for such a determination letter for such plan has been timely filed within the remedial amendment period (as described in Section 401(b) of the Code) with respect to the Tax Reform Act of 1986, as amended, and subsequent federal legislation, or
        (C) such remedial amendment period for such plan has not yet expired.

                     (iv) None of the Employee Benefit Plans set forth in
        Section 4(n) of the Disclosure Schedule is subject to Title IV of ERISA.

                      (v) Seller has made available to Buyer true and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

        (p) Bonds. Section 4(p) of the Disclosure Schedule identifies all bonds, guarantees, comfort letters and similar instruments currently maintained by or on behalf of the Company and its Subsidiaries.

        (q) Environmental Matters. No facts or circumstances exist with respect to the real property owned or operated by the Company and its Subsidiaries which give rise to any liability based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous substance, except (i) for such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect and
(ii) for facts or circumstances identified in the Phase I Audits with respect to the real property owned or operated by the Company and its Subsidiaries.

        (r) Certain Business Relationships With the Company and its Subsidiaries. None of Seller or its Subsidiaries or other Affiliates (excluding for this purpose the Company and its Subsidiaries) owns any material asset, tangible or intangible, which is used in the business of, or provides any material service to, any of the Company or its Subsidiaries (it being understood, however, that Management Corp. has historically provided the Company and its Subsidiaries with accounting, tax, legal, personnel, benefits, MIS, telephone, insurance, advertising, marketing, purchasing and administrative services, that Management Corp. assets have been used to provide these services to the Company and its Subsidiaries and that Management Corp. is not included in the companies being purchased by Buyer under this Agreement).

        (s) Insurance. Section 4(s) of the Disclosure Schedule lists all policies of insurance maintained by or on behalf of the Company and its Subsidiaries for the prior two fiscal years, including all such policies which are in effect as of the date of this Agreement. All current policies are in full force and effect and all prior year insurance policies disclosed in Section 4(s) of the Disclosure Schedule were in full force and effect during the periods indicated.

        (t) Certain Labor Matters. None of the Company or its Subsidiaries is party to any collective bargaining agreement and there is no labor strike or stoppage actually pending, or to the Knowledge of Seller, threatened against or involving the Company or its Subsidiaries. Section 4(t) of the Disclosure Schedule lists each director and officer of the Company and each of its Subsidiaries, and all employees of the Company or its Subsidiaries, whose annual base compensation exceeds $50,000. The Company has made available to Buyer a true and correct copy of its employee policies and procedures manual and descriptions of all material employment or personnel policies of the Company not set forth therein.

        (u) No Representation or Warranty Concerning ADA. Notwithstanding anything herein to the contrary, Seller makes no representations or warranties regarding compliance with or liability under, or associated with, the Americans with Disabilities Act, including the rules and regulations thereunder, or any similar state or local law (all of which risks and liabilities are being assumed by Buyer hereunder).

               Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

        (b) Notices and Consents. Each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) give any notices to third parties, and each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) use its reasonable efforts to obtain any third party consents that the other Party reasonably may request in connection with the matters referred to in Section 3(b)(ii) and Section 4(c) above. Each of the Parties will (and Seller will cause each of the Company and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file within 3 business days of the date of this Agreement any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will supply promptly any additional information and documentary material that may be requested in connection therewith, will use its reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

        (c) Operation of Business. Seller will not cause or permit any of the Company and its Subsidiaries to engage in any practice, take any material action, or enter into any material transaction outside the Ordinary Course of Business.

        (d) Exclusivity. Neither Seller nor its Affiliates will solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange).

        (e) Letters of Credit and Comfort Letters.

                    (i) The Parties agree and acknowledge that a portion of the face amount of the Letters of Credit identified on Exhibit A-1 hereto are attributable to the operations of the Company and its Subsidiaries and that the balance of the face amount of such Letters of Credit are attributable to Management Corp. or former operations of Seller and its Affiliates. Prior to the Closing, (A) Buyer and Seller shall contact the insurance carriers holding the Letters of Credit identified on Exhibit A-1 hereto and use best efforts to allocate the face amount thereof among Seller (with respect to Management Corp.), Buyer (with respect to the Company and its Subsidiaries) and DenAmerica Corp. (with respect to former operations of Seller and its Affiliates) in an equitable manner which is reasonably acceptable to the insurance carriers, (B) each of Buyer and Seller shall use best efforts to arrange for Letters of Credit to be posted with the appropriate insurance carriers having face amounts equal to its allocated portion of the face amount of the Letters of Credit identified on Exhibit A-1 hereto (such Letters of Credit to be issued by banks or other financial institutions reasonably acceptable to such insurance carriers and supported by customary counter-indemnities or similar arrangements between Buyer and the issuing banks or institutions) and (C) the Parties shall use best efforts to cause the insurance carriers holding the Letters of Credit listed on Exhibit A-1 thereto to return such Letters of Credit to Seller or otherwise release Casa Bonita Restaurants and its Affiliates from liability in connection therewith.

                   (ii) Pursuant to the terms of the comfort letters identified on Exhibit A-2 attached hereto, Unigate PLC will give written notice to Texas Commerce Bank N.A. of the transactions contemplated by this Agreement and the allocation of the comfort letters described in Section 5(e)(i) above. Buyer will use best efforts to take such actions as Texas Commerce Bank N.A. may reasonably request (including furnishing letters of credit or other security) in order to allocate Unigate PLC's comfort letters as described in Section 5(e)(i) above and release Unigate PLC from any liability thereunder.

        (f) Assets of Management Corp. The Parties shall cooperate to identify any assets of Management Corp. that Buyer desires to purchase from Management Corp. (the

"Additional Assets"). The Parties shall use reasonable efforts to mutually agree on the terms and conditions for the purchase and sale of the Additional Assets, including, but not limited to, the price for each of the Additional Assets and the time and place for the closing of such purchase and sale.

        (g) Training Center. The Parties shall use reasonable efforts to cancel the rights and obligations of DenAmerica Corp., a Georgia corporation, under the lease for the Training Center Facility. The Parties shall cooperate to identify any assets located on the premises of the Training Center Facility which Buyer desires to purchase (it being understood that DenAmerica Corp. may also have a right to certain of such assets). The Parties shall use reasonable efforts to mutually agree on the terms and conditions for the purchase and sale of such assets, including, but not limited to, the price for each of the assets and the time and place for the closing of such purchase and sale. The Parties shall also cooperate in efforts to cause DenAmerica Corp. to release any claims it may have regarding ownership of Training Center assets. Seller shall not be required to pay any amounts or offer or give any other consideration to DenAmerica Corp. in order to obtain any consent or release under this Section 5(g).

        (h) Phase I Audits. Within two business days of the date hereof, Buyer shall commence Phase I environmental audits customary in scope and nature (the "Phase I Audits") on the real property locations of the Company and its Subsidiaries identified on Exhibit B attached hereto and shall use reasonable efforts to ensure completion of the Phase I Audits as soon as practicable. In any event, CKE shall obtain the results of the Phase I Audits no later than September 23, 1996. Buyer shall provide copies of the results of the Phase I Audits to Seller promptly after receipt thereof.

        (i) Notice of Developments.

                    (i) Seller may elect at any time to notify Buyer in writing of any development which would cause a breach of (or would be required to be disclosed in response to) any of its representations and warranties in Section 4 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of 10 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(i)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, in each case to the extent of the disclosure contained in such written notice.

                   (ii) Each Party will give prompt written notice to the other of any development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(i)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

               Section 6. Additional Covenants and Agreements.

        (a) General. In case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

        (b) Litigation Support. After the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

        (c) Transition. After the Closing, neither Seller nor its Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

        (d) Food Purchase and Other Contracts. The Parties acknowledge and agree that certain food purchase contracts entered into in the Ordinary Course of Business, other contracts listed in Section 4(m) of the Disclosure Schedule (other than item 4 thereof) and other immaterial contracts and commitments (the "Management Corp. Contracts") are in the name of Management Corp., but are for the benefit of the Company and its Subsidiaries. Except in the case of Management Corp. Contracts which by their terms prohibit assignment, at the Closing, Seller shall cause Management Corp. to assign, transfer and convey to the Company all of its rights in, and obligations under, the Management Corp. Contracts and Seller shall cause the Company to accept all such rights and shall discharge all such obligations of Management Corp. under such contracts. In the event that the terms and conditions of any of the Management Corp. Contracts prohibit assignment, the Seller and the Company shall work together to make the benefits thereof available to the Company and the Company shall be responsible for discharging all of the obligations of Management Corp. thereunder.

        (e) Employees and Employee Benefit Plans.

                      (i) Effective as of the Closing Date, those employees of Management Corp. which Buyer and Seller mutually identify and agree prior to the Closing shall cease to be employed by Seller and its Affiliates, and Buyer shall offer employment effective as of the Closing Date to each such employee on terms and conditions to be agreed to between Buyer and such employee, subject to the provisions of Section 6(e)(iii) below. Each such employee who becomes an employee of Buyer or its Affiliates on or immediately following the Closing Date shall be hereinafter referred to as a "Transferred Employee."

                     (ii) Effective as of the Closing Date, each Transferred Employee and each employee and former employee of the Company and its Subsidiaries shall cease participation in all Employee Benefit Plans of the Company, Seller or any Affiliate of Seller (the "Seller Plans") subject to the terms of each such Seller Plan.

                    (iii) Effective as of the Closing Date, Buyer shall cover each employee and former employee of the Company and its Subsidiaries, and each Transferred Employee, who is covered under the Seller Plans immediately prior to the Closing Date, under new or existing Employee Benefit Plans of Buyer (the "Buyer Plans") that provide substantially similar benefits in the aggregate to those benefits provided under the Seller Plans as in effect immediately prior to the Closing Date, including but not limited to 401(k), health, disability, and life insurance plans. With respect to each Buyer Plan, employment with the Company, Seller and each Affiliate of Seller prior to the Closing Date shall be considered as employment with Buyer for all purposes, including for purposes of eligibility to participate, benefit accruals, eligibility to receive benefits, waiting and elimination periods, and preexisting condition limitation periods. Each Buyer Plan that is an Employee Welfare Benefit Plan shall credit employee and former employees of the Company and its Subsidiaries, and Transferred Employees, with their deductibles and co-payments paid as of the Closing Date for the current calendar year under the Seller Plans that are Employee Welfare Benefit Plans. Buyer shall assume, bear and discharge all liabilities with respect to covered eligible welfare expenses that are incurred by each such employee, former employee and Transferred Employee and his covered dependents with respect to Incidents occurring prior to, on and after the Closing Date. For purposes of this Section 6(e)(iii), "Incident" includes, without limitation, death, accident, disability, illness, injury and disease. To fulfill Buyer's obligations described in this Section 6(e)(iii), Buyer shall, as of the Closing Date, enter into an administrative services agreement with the third-party claims administrator that administers claims under the Seller Plans that the Employee Welfare Benefit Plans. Buyer shall cause such administration to be responsible for the current and reasonably prompt administration of all claims with respect to the employees and former employees of the Company and its Subsidiaries, and the Transferred Employees (and their dependents) and Buyer shall be responsible for paying all such claims, and all related costs and other expenses, directly to the administrator. Seller shall cooperate with Buyer and the administrator to the extent reasonably necessary to administer such claims.

                     (iv) Seller and Buyer agree that on or as soon as reasonably practicable after the Closing Date, Seller shall transfer to a new or existing trust of Buyer that meets the requirements of Section 501(c)(9) of the Code ("Buyer's VEBA") 80 percent of the assets from the trust (the "Transferred Amount") of Seller that meets the requirements of Section 501(c)(9) of the Code ("Seller's VEBA"), with the objective of making available to the Company and its Subsidiaries after the Closing Date such assets for the purpose of paying, during the four-month period commencing on the Closing Date, qualifying medical benefit claims that are incurred, but not yet paid, prior to the Closing Date, liability for which Buyer has assumed pursuant to Section 6(e)(iii). All assets in Buyer's VEBA attributable to the Transferred Amount shall, during such four-month period, be used exclusively to pay the foregoing incurred-but-not-paid medical claims with respect to employees and former employees of the Company and its Subsidiaries and the Transferred Employees (and their respective covered dependents) and related claims administration costs and expenses (the "Pre-Closing Claims"). Promptly after the last day of such four-month period, Buyer shall make payment to Seller in cash of an amount equal to the excess, if any, of the Transferred Amount over the Pre-Closing Claims as of the last day of such four-month period.

                      (v) Effective as of the Closing Date, Buyer shall cover each employee and former employee of the Company and its Subsidiaries, and each Transferred Employee, under new or existing workers' compensation programs and/or policies of Buyer. Buyer shall assume, bear and discharge all liabilities for, and administration of, workers' compensation benefits in connection with all claims of, or attributable to, employees and former employees of the Company and its Subsidiaries, and Transferred Employees, whether such claims arise or arose prior to, on or after the Closing Date.

        (f) Income Tax Returns for Periods Through the Closing Date. Casa Bonita Restaurants will include the income of the Company and its Subsidiaries (including any deferred income triggered into income by Reg. Section 1.1502-13 and any excess loss accounts taken into income under Reg. Section 1.1502-19) on Casa Bonita Restaurants's consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. The Company and its Subsidiaries will make its books and records available to Casa Bonita Restaurants and will furnish tax information to Casa Bonita Restaurants for inclusion in Casa Bonita Restaurants's federal consolidated income tax return for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income of the Company and its Subsidiaries will be apportioned to Seller for the period up to and including the Closing Date and to Buyer for the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

        (g) Income Tax Audits. Seller or one of its Affiliates shall be responsible for handling the pending U.S. income Tax audits of Casa Bonita Restaurants and all costs associated therewith (including any penalties, interest or additional Taxes due thereunder). Buyer, the Company and its Subsidiaries will cooperate fully with Seller in connection with Seller's defense of any audit, proceeding or litigation with respect to any income Tax Returns files pursuant to Section 6(f). Such cooperation shall include the retention and (upon Seller's request) the provision of records and information which are reasonably relevant to any such audit, proceeding or litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               Section 7. Conditions to Obligation to Close.

        (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (i) the representations and warranties set forth in
        Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date and Seller shall have delivered to Buyer a certificate to such effect (provided that the representation and warranty contained in Section 4(h)(i) shall not be deemed to be breached by reason of any material adverse change between the date of this Agreement and the Closing which arises from or relates to changes in the United States economy in general, the restaurant business in general, actions taken by Buyer prior to the Closing that have an effect on the Company or the Subsidiaries or events or actions arising from or associated with the announcement or consummation of the transactions contemplated by this Agreement (all of which risks are being assumed by Buyer hereunder));

                     (ii) in the reasonable good faith judgment of Buyer, the Phase I Audits shall not identify facts or circumstances that individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                    (iii) Seller shall have performed and complied with all of its pre- Closing covenants hereunder (other than the covenants in Sections 5(f) and (g) hereof) in all material respects through the Closing, and Seller shall have delivered to Buyer a certificate to such effect;

                     (iv) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing, or any action, suit or proceeding pending which seeks to restrain or prohibit, consummation of any of the transactions contemplated by this Agreement; and

                      (v) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without the imposition of any condition, requirement or restriction which is or could reasonably be expected to be materially burdensome to Buyer or the Company and its Subsidiaries.

Buyer may waive any condition specified in this Section 7(a).

        (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (i) the representations and warranties set forth in
        Section 3(b) above shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect;

                     (ii) Buyer shall have performed and complied with all of its pre-Closing covenants hereunder (other than the covenants in Sections 5(f) and (g) hereof) in all material respects through the Closing, and Buyer shall have delivered to Seller a certificate to such effect;

                    (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing, or any action, suit or proceeding pending which seeks to restrain or prohibit, consummation of any of the transactions contemplated by this Agreement; and

                     (iv) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Seller may waive any condition specified in this Section 7(b).

               Section 8. Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties.

                      (i) All of the representations and warranties of Seller contained in Section 4 above (other than subsections (j) and (q) thereof) shall survive the Closing Date and shall continue in full force and effect for a period of one year thereafter.

                     (ii) The representations and warranties of Seller contained in Section 4(j) shall survive the Closing Date and shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations.

                    (iii) The representations and warranties of Seller contained in Section 4(q) shall survive the Closing Date and shall continue in full force and effect for a period of two years thereafter.

                     (iv) All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing Date and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

        (b) Indemnification Provisions for Benefit of Buyer.

                      (i) In the event that (A) Seller breaches any of its representations, warranties, and covenants contained herein (other than the representations and warranties in Sections 3(a) and 4(j)(v) above) and (B) Buyer makes a written claim for indemnification against Seller with respect thereto within the applicable survival period set forth in
        Section 8(a) above (which written claim shall specify in reasonable detail the basis of the breach being asserted and, to the extent then determinable, a calculation of any Adverse Consequences which Buyer claims to suffer as a result thereof), then Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer suffers which are proximately caused by the breach; provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of Seller contained in Section 4 above (other than Section 4(j)(v)): (A) unless and until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $1,125,000 aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceeds a $12,000,000 aggregate ceiling (after which point Seller will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

                     (ii) In the event Seller breaches any of its representations and warranties in Section 3(a) or 4(j)(v) above, then Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer suffers through and after the date of the claim for indemnification caused proximately by the breach.

        (c) Indemnification Provisions for Benefit of Seller. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, then Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller suffers through and after the date of the claim for indemnification proximately caused by the breach (including, but not limited to, any and all Adverse Consequences that Seller (or any of its Affiliates) suffers as a result of (a) any failure of Buyer to discharge its obligations in accordance with
Section 6(e) (including any such failure of Buyer's claims administrator or any other party engaged by Buyer to assist it in connection with the proper discharge of Buyer's obligations therein), or (b) any welfare benefit claim subject to the provisions of Section 6(e)(iii), or any workers' compensation or other benefit claim subject to Section 6(e)(v)).

        (d) Matters Involving Third Parties.

                      (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is materially prejudiced by such failure.

                     (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                    (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                     (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

                      (v) In the event that any Party suffers damage or loss in respect of which it has or makes a valid claim against another Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

        (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage, and take into account the time cost of money (using the Applicable Rate as the discount rate), in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

               Section 9. Termination.

        (a) Termination of Agreement. This Agreement may be terminated as provided below:

                      (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                     (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that (A) Seller has within the previous 10 business days given the Buyer any notice pursuant to Section 5(i)(i) above and (B) the development that is the subject of the notice (taken together with developments, which were the subject of any previous notices pursuant to Section 5(i)(i)) has had a Material Adverse Effect (other than any Material Adverse Effect resulting from or relating to changes in the United States economy in general, the restaurant business in general, actions taken by Buyer prior to the Closing that have an effect on the Company or the Subsidiaries or events or actions arising from or associated with the announcement or consummation of the transactions contemplated by this Agreement).

                    (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event that
        (1) Seller has breached any material representation, warranty or covenant in any material respect contained in this Agreement and (2) Buyer has notified Seller of such breach and (3) such breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996 by reason of the failure of any condition precedent under Section 7(a) hereof (other than Section 7(a)(v), in which case such date shall be extended to November 30, 1996), unless the failure results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement; and

                     (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event that Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (other than Section 7(b)(iv), in which case such date shall be extended to November 30,
        1996), unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement.

        (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party which has committed a willful breach hereof or any Party which fails to consummate the Closing notwithstanding the fact that (1) all of the conditions running in its favor under Section 7 hereof have been satisfied and (2) all of the conditions running in the favor of the other Party under Section 7 have been satisfied or waived); provided, however, that the Confidentiality Agreement shall survive termination.

               Section 10.  Miscellaneous.

        (a) Certain Understandings of Buyer. Buyer acknowledges and agrees that, EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, AND SUBJECT TO THE DISCLOSURE SCHEDULE, BUYER IS ACQUIRING THE COMPANY SHARES (AND INDIRECTLY THE ASSETS AND LIABILITIES OF THE COMPANY) IN RELIANCE UPON ITS OWN INVESTIGATION AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges (i) that in the course of its independent investigation of the Company, it examined the information contained in the draft Confidential Offering Memorandum (the "Offering Memorandum") and attended presentations conducted by management of the Company (the "Presentations"), (ii) that because of its investigation, Buyer is not relying on the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations in its decision to enter into this Agreement and purchase the Company Shares hereunder, and (iii) that Seller makes no representation or warranty concerning the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations.

        (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, the regulations of the London Stock Exchange or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to consult the other Party prior to making the disclosure).

        (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the letter agreement between Buyer and Schroder Wertheim & Co. Incorporated concerning confidentiality (the "Confidentiality Agreement") shall continue in effect.

        (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that any Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to Seller:                       Copy to:

        Casa Bonita Holdings, Inc.          Kirkland & Ellis
        8115 Preston Road                   200 East Randolph Drive
        Dallas, TX  75225                   Chicago, IL  60601
        Attn: President                     Attn: Carter W. Emerson

        With a copy to Unigate PLC:         Copy to:

        Unigate House                       Kirkland & Ellis
        Wood Lane                           200 East Randolph Drive
        London W12 7RP                      Chicago, IL 60601
        England                             Attn: Carter W. Emerson
        Attn: Secretary

        If to Buyer:                        Copy to:

        CKE Restaurants, Inc.               Stradling, Yocca, Carlson & Rauth
        1200 North Harbor Boulevard         660 Newport Center Drive, Suite 1600
        Anaheim, California  92801          Newport Beach, California  92660
        Attn:  President                    Attn:  C. Craig Carlson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (l) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (o) Specific Performance. Each of the Parties recognize and affirm that in the event of breach by any of them of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, each of the Parties agrees that any party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Party under this Agreement not only by an action or actions for damages, but also by an action or action for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations of the provision of this Agreement.

        (p) Submission to Jurisdiction. Each of the Parties consents to the exclusive jurisdiction of the federal courts in the State of Delaware for any legal action, suit, or proceeding arising out of or in connection with this Agreement, and agree that any such action, suit, or proceeding may be brought only in such courts. Each of the Parties further waives any objection to the laying of venue for any such suit, action, or proceeding in such courts. Each Party agrees to accept and acknowledge service of any and all process that may be served in any suit, action, or proceeding. Each Party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such Party at the address provided in Section 10(h) above shall be deemed in every respect effective service of process upon such Party in any such suit, action, or proceeding. Each Party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

                                    * * * * *

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                     CKE RESTAURANTS, INC.

                                     By: /s/ JOSEPH N. STEIN
                                         -----------------------------------
                                     Title: Senior Vice President and C.F.O.


                                     CASA BONITA HOLDINGS, INC.

                                     By: /s/ CLIVE WALDRON
                                         -----------------------------------
                                     Title: Authorized Signatory